Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Identive Group, Inc. pertaining to the registration of 3,000,000 shares of its common stock, of our report dated March 15, 2010 (except Note 26, as to which the date is August 6, 2010), with respect to the consolidated financial statements and notes of Bluehill ID AG for the years ended December 31, 2009 and 2008 included in the Current Report (Form 8-K/A) of Identive Group, Inc. filed with the Securities and Exchange Commission on August 6, 2010.

/s/ Ernst & Young Ltd

December 10, 2010